Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

James D. Nesci

President and Chief Executive Officer

BlueFoundryBank.com

jnesci@bluefoundrybank.com

201-972-8900

Blue Foundry Bancorp Reports Second Quarter 2021 Results

RUTHERFORD, NJ, July 23, 2021 – Blue Foundry Bancorp (NASDAQ:BLFY) (the “Company”), the holding company for Blue Foundry Bank (the “Bank”), today reported a net loss of $1.0 million for the three months ended June 30, 2021 compared to a net loss of $16.7 million for the three months ended June 30, 2020, and a net loss of $1.7 million for the six months ended June 30, 2021 compared to a net loss of $28.1 million for the six months ended June 30, 2020. The improvement in net loss for those comparative periods was largely driven by a decrease in non-interest expenses, in particular the reclassification of certain properties into held-for-sale in the first quarter of 2020 and goodwill impairment recorded in the second quarter of 2020.

Total assets increased $634.3 million, or 32.65%, to $2.58 billion at June 30, 2021 from $1.94 billion at December 31, 2020. The increase was primarily due to cash received in connection with the previously announced plan to convert to the stock holding company form of organization.

On July 15, 2021, the Company announced that it had closed its stock offering in connection with the completion of the conversion of Blue Foundry, MHC into the stock holding company form of organization. The Company sold 27,772,500 shares of common stock at a price of $10.00 per share in its subscription offering. The Company also contributed 750,000 shares of common stock and $1.5 million in cash to the Blue Foundry Charitable Foundation.

James Nesci, President and Chief Executive Officer commented: “We are delighted to have successfully converted from a mutual holding company to a stock holding company on July 15, 2021. Over the recent past, we have made strategic investments in the infrastructure of Blue Foundry. As a public company, we intend to leverage our investments and grow our bank. The new capital we have received will allow us to fund new loans, refine existing products and services, expand our retail banking franchise, and continue to invest in the backbone of this organization, our people. Blue Foundry has a storied history serving the communities where we operate, and we are very eager for our future as a public institution.”

Balance Sheet Summary:

Cash and cash equivalents. Cash and cash equivalents increased $608.7 million to $925.1 million at June 30, 2021 from $316.4 million at December 31, 2020. The increase was primarily due to cash received in connection with the conversion and related stock offering.

Gross Loans. Gross loans held for investment decreased $25.3 million, or 1.98%, to $1.25 billion at June 30, 2021 from $1.28 billion at December 31, 2020. The most significant drivers were net increases in Multifamily loans and Commercial & Industrial (PPP) loans originations exceeded by payoffs and amortization in Residential One-to-Four Family loans. For the six months ended June 30, 2021 there were $91.3 million in originations of Multifamily loans partially offset by $40.3 million of payoffs and amortization, and $39.7 million of originations in Commercial & Industrial (PPP loans) partially offset by $28.2 million in payoffs and amortization. The decrease in One-to-Four Family loans was primarily driven by $12.2 million in originations exceeded by $97.6 million in payoffs and amortization.

Summary of loans receivable, net at June 30, 2021 and December 31, 2020, is as follows:

	June 30, 2021	December 31, 2020
	(Dollars in thousands)
Residential one-to-four family	$526,233	$611,603
Multifamily	478,455	427,436
Non-residential	134,346	128,141
Construction and land	28,142	33,691
Junior liens	20,732	23,814
Commercial and Industrial (PPP)	65,566	54,053
Consumer and other	84	99

Total loans	1,253,558	1,278,837
Deferred fees, costs and discounts, net	3,211	5,236
Allowance for loan losses	(15,593)	(16,959)

	(12,382)	(11,723)

Loans receivable, net	$1,241,176	$1,267,114

Securities Available-For-Sale. Securities available-for-sale increased $49.9 million, or 20.4%, to $294.5 million at June 30, 2021 from $244.6 million at December 31, 2020. During the six months ended June 30, 2021, purchases of agency bonds and residential mortgage-backed securities were executed as interest rates rose. No securities were sold or liquidated during the six months ended June 30, 2021.

Total Deposits. Total deposits totaled $2.01 billion at June 30, 2021. Excluding deposits received in connection with the conversion and related stock offering, deposits increased $21.8 million, or 1.6%. Checking and savings accounts increased $100.2 million, or 15.7%, to $738.9 million at June 30, 2021 from $638.8 million at December 31, 2020. This was offset by time deposit decreases of $78.4 million, or 10.9%, to $639.0 million at June 30, 2021 from $717.4 million at December 31, 2020. These changes resulted in the ratio of time deposits to total deposits decreasing from 52.9% at December 31, 2020 to 46.4% at June 30, 2021, and a blended deposit cost of funds decline to 0.63% at June 30, 2021 from 0.92% at December 31, 2020.

Borrowings. The Company had $315.4 million of borrowings at June 30, 2021, compared to $329.4 million of borrowings at December 31, 2020. Our borrowings consisted solely of Federal Home Loan Bank of New York advances. Of that total, $109.0 million of the borrowings are associated with longer-dated swap agreements.

Total Equity. Shareholders’ total equity decreased by $0.7 million, or 0.33%, to $204.9 million at June 30, 2021 compared to $205.6 million at December 31, 2020. The decrease was due primarily to a net loss of $1.7 million for the six months ended June 30, 2021, offset by an increase of $1.1 million in accumulated other comprehensive income. The Bank’s capital ratios remain above the FDIC’s “well capitalized” standards.

Results of Operations:

Net Interest Income and Margin. For the three months ended June 30, 2021 net interest income was $9.9 million, flat compared to the same period in 2020. For the six months ended June 30, 2021 net interest income was $19.5 million, a decrease of $0.6 million compared to $20.1 million for same period in 2020. Interest income declined $2.1 million and $4.6 million for the three and six months ended June 30, 2021, respectively, driven by lower loan volume and to a lesser extent, the lower interest rate environment. This decline was partially offset with an improvement in interest expense of $2.0 million and $4.0 million for the three and six months ended June 30, 2021, respectively, driven by the maturity of higher cost time deposits and a lower cost of funds on non-maturity deposits.

Our net interest margin decreased by 9 basis points to 1.99% for the quarter ended June 30, 2021, from 2.08% for the trailing quarter. The yield on interest earning assets and net interest margin was negatively impacted by the minimal yields earned on the cash received in connection with the conversion and related stock offering. The weighted average yield on interest-earning assets decreased 25 basis points to 2.78% for the quarter ended June 30, 2021, from 3.03% for the quarter ended March 31, 2021, while the weighted average cost of interest-bearing deposits decreased 15 basis points to 0.71% for the quarter ended June 30, 2021, compared to 0.86% for the trailing quarter. Our cost of total average deposits was 0.63% for the second quarter 2021 as compared to 1.27% for the first quarter 2021.

Net interest margin for the three months ended June 30, 2021 decreased by 12 basis points from 2.11% in the second quarter of 2020. The yield on average interest earning assets decreased by 59 basis points from the second quarter of 2020 mostly due to higher cash balances with minimal yield. The yield on average loans decreased by 12 basis points to 3.78% for the second quarter 2021 compared to the second quarter of 2020 largely due to the lower interest rate environment. The overall cost of average interest bearing liabilities decreased 50 basis points to 0.94% for the second quarter 2021 compared to the second quarter of 2020 due to repricing of higher cost time deposits and a lower cost of funds on non-maturity deposits.

Net interest margin for the six months ended June 30, 2021 decreased by 15 basis points from 2.19% for the six months ended June 30, 2020. The yield on average interest earning assets decreased by 61 basis points mostly due to higher cash balances with minimal yield. The yield on average loans decreased by 16 basis points and the overall cost of average interest bearing liabilities decreased 51 basis points.

Non-interest Income. Non-interest income of $0.6 million for the three months ended June 30, 2021 decreased $0.2 million from $0.8 million for the three months ended June 30, 2020. Non-interest income of $1.3 million for the six months ended June 30, 2021 increased $1.4 million from a non-interest loss of $0.1 million for the six months ended June 30, 2020.

Non-interest Expense. Non-interest expense decreased $15.2 million to $11.8 million for the three months ended June 30, 2021 from $27.0 million for the three months ended June 30, 2020, and decreased $26.6 million to $24.2 million for the six months ended June 30, 2021 from $50.8 million for the six months ended June 30, 2020. The primary drivers of these decreases were the $12.8 million loss on assets held for sale recognized in the first quarter of 2020 and the goodwill impairment of $15.5 million recognized in the second quarter of 2020.

Asset Quality. The allowance for loan losses and letters of credit and commitments was $16.2 million at June 30, 2021 compared to $17.3 million at June 30, 2020, of which $0.61 million and $0, respectively, related to the allowance for letters of credit and commitments. The allowance for loan losses to total loans was 1.24% at June 30, 2021 compared to 1.22% at June 30, 2020, while the allowance for loan losses to non-performing loans was 125% at June 30, 2021 compared to 347% at June 30, 2020. The Company recorded a recovery of provision for loan losses of $0.6 million and $1.4 million for the three and six months ended June 30, 2021, respectively, compared with provisions of $1.3 million and $2.8 million for the three and six months ended June 30, 2020, respectively.

Non-performing loans totaled $12.5 million at June 30, 2021 compared to $12.9 million at December 31, 2020 and $5.0 million at June 30, 2020.

Income Tax Expense. The Company recognized an income tax expense of $283 thousand for the three months ended June 30, 2021 compared to an income tax benefit of $706 thousand for the three months ended June 30, 2020, and an income tax benefit of $268 thousand for the six months ended June 30, 2021 compared to an income tax benefit of $5.4 million for the six months ended June 30, 2020.

About Blue Foundry

Blue Foundry Bancorp is the holding company for Blue Foundry Bank, a place where things are made, purpose is formed, and ideas are crafted. Dedicated to individual support, Blue Foundry Bank offers a comprehensive line of products and services including personal and business banking and lending, to support clients’ financial goals and investment for growth. With its Universal Bankers acting more as partners, the process will be less about banking and more about living. To learn more about Blue Foundry, go to www.bluefoundrybank.com or call our Customer Service Center at 1-888-931-BLUE.

Forward Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, which are based on certain current assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.

Forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: conditions related to the recent global coronavirus outbreak that has and will continue to pose risks and could harm our business and results of operations; general economic conditions, either nationally or in our market areas, that are worse than expected; changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; our ability to implement and change our business strategies; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins and yields, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make; adverse changes in the securities or secondary mortgage markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees, capital requirements and insurance premiums; changes in monetary or fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; changes in the quality or composition of our loan or investment portfolios; technological changes that may be more difficult or expensive than expected; a failure or breach of our operational or security systems or infrastructure, including cyber-attacks; the inability of third party providers to perform as expected; our ability to manage market risk, credit risk and operational risk in the current economic environment; our ability to enter new markets successfully and capitalize on growth opportunities; our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related there to; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board; our ability to retain key employees; the ability of the U.S. Government to manage federal debt limits; and changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

BLUE FOUNDRY BANCORP AND SUBSIDIARY

Consolidated Statements of Financial Condition

June 30, 2021 (Unaudited) and December 31, 2020

(Dollars in thousands)

	June 30, 2021	December 31, 2020
	(In thousands)
ASSETS
Cash and cash equivalents	$925,091	$316,445
Securities available for sale, at fair value	294,484	244,587
Assets held for sale	6,117	5,295
Securities held to maturity (fair value of $3,001 at June 30, 2021 and $6,979 at December 31, 2020)	3,002	7,005
Restricted stock, at cost	16,027	16,860
Loans receivable, net of allowance of $15,593 at June 30, 2021 and $16,959 at December 31, 2020	1,241,176	1,267,114
Real estate owned, net	624	624
Interest and dividends receivable	5,507	5,749
Premises and equipment, net	24,876	19,569
Right-of-use assets	25,700	24,878
Bank owned life insurance	21,423	21,186
Other assets	12,824	13,234

Total assets	$2,576,851	$1,942,546

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits	$2,008,068	$1,356,184
Advances from the Federal Home Loan Bank	315,400	329,400
Advances by borrowers for taxes and insurance	10,417	10,841
Lease liabilities	26,765	25,535
Other liabilities	11,289	14,986

Total liabilities	2,371,939	1,736,946
Shareholders’ equity
Common stock $0.10 par value; 20,000,000 shares authorized; 100,000 shares issued and outstanding	10	10
Additional paid-in capital	822	822
Retained earnings	204,051	205,799
Accumulated other comprehensive income (loss)	29	(1,031)

Total shareholders’ equity	204,912	205,600

Total liabilities and shareholders’ equity	$2,576,851	$1,942,546

BLUE FOUNDRY BANCORP AND SUBSIDIARY

Consolidated Statements of Operations

(Dollars in Thousands) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In thousands)
Interest income:
Loans	$12,056	$13,950	$24,318	$28,165
Taxable investment income	1,618	1,769	3,163	3,807
Non-taxable investment income	128	156	263	339

Total interest income	13,802	15,875	27,744	32,311
Interest expense:
Deposits	2,379	4,213	5,197	8,815
Borrowed funds	1,515	1,718	3,039	3,378

Total interest expense	3,894	5,931	8,236	12,193

Net interest income	9,908	9,944	19,508	20,118
(Recovery of) provision for loan losses	(553)	1,252	(1,361)	2,753

Net interest income after (recovery of) provision for loan losses	10,461	8,692	20,869	17,365
Noninterest income:
Fees and service charges	537	617	1,063	920
Loss on premises and equipment	(86)	—	(86)	—
Write-down of Real Estate Owned	—	—	—	(1,390)
Other	169	209	310	393

Total other income (loss)	620	826	1,287	(77)
Noninterest expense:
Compensation and employee benefits	6,369	5,978	12,391	11,569
Occupancy and equipment	2,043	1,343	3,996	2,742
Loss on assets held for sale	—	—	21	12,765
Data processing	1,885	833	3,652	1,764
Advertising	521	249	991	648
Professional services	546	2,363	1,943	4,478
Directors fees	136	123	277	247
(Recovery of) provision for commitment and letters of credit	(473)	—	(704)	—
Federal deposit insurance	129	69	254	69
Goodwill impairment	—	15,460	—	15,460
Other	645	550	1,351	1,015

Total operating expenses	11,801	26,968	24,172	50,757

Loss before income tax expense	(720)	(17,450)	(2,016)	(33,469)
Income tax expense (benefit)	283	(706)	(268)	(5,391)

Net loss	$(1,003)	$(16,744)	$(1,748)	$(28,078)

BLUE FOUNDRY BANCORP AND SUBSIDIARY

Consolidated Financial Highlights

(Dollars in Thousands) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2021	2020	2021	2020
Selected Operating Data
Interest income	13,802	15,875	27,744	32,311

Interest expense	3,894	5,931	8,236	12,193

Net interest income	9,908	9,944	19,508	20,118
Provision for (recovery of) loan losses	(553)	1,252	(1,361)	2,753

Non-interest income	620	826	1,287	(77)

Non-interest expense	11,801	26,968	24,172	50,757

(Loss) income before income tax expense	(720)	(17,450)	(2,016)	(33,469)
Income tax (benefit) expense	283	(706)	(268)	(5,391)

Net (loss) income	$(1,003)	$(16,744)	$(1,748)	$(28,078)

Performance Ratios (%)
Return (loss) on average assets	(0.19)	(0.86)	(0.09)	(1.46)
Return (loss) on average equity	(1.97)	(7.89)	(0.85)	(12.51)
Interest rate spread (1)	1.84	1.94	1.90	2.01
Net interest margin (2)	1.99	2.11	2.04	2.19
Efficiency ratio (3)	112.09	250.42	116.24	253.24
Average interest-earning liabilities to average interest-bearing liabilities	119.87	113.87	115.68	113.20
Equity to assets (end of period)			7.92	10.53
Asset Quality
Non-performing loans			12.5	5.0
Real estate owned, net			0.6	0.6
Non-performing assets			13.1	5.6
Allowance for loan losses as a percent of total loans (%)			1.24	1.22
Allowance for loan losses as a percent of non-performing loans (%)			125.08	347.22
Non-performing loans as a percent of total loans (%)			0.99	0.35
Non-performing assets as a percent of total assets (%)			0.51	0.28
Net charge-offs to average outstanding loans during the period (%)	—%	—%	—%	—%

(1)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average interest-earning assets.
(3)	Efficiency ratio represents non-interest expense divided by the sum of net interest income plus non-interest income.

BLUE FOUNDRY BANCORP AND SUBSIDIARY

Analysis of Net Interest Income

	Three Months Ended June 30,
	2021			2020
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
	(Dollar in thousands)
Assets:
Loans	$1,280,773	12,056	3.78%	$1,434,723	13,950	3.90%
Mortgage-backed securities	155,566	761	1.96%	135,603	760	2.25%
Other investment securities	133,189	726	2.19%	138,034	890	2.59%
FHLB stock	16,102	192	4.79%	18,554	240	5.20%
Cash and cash equivalents	408,162	67	0.07%	159,952	35	0.08%

Total interest-bearing assets	1,993,792	13,802	2.78%	1,886,866	15,875	3.37%
Non-interest earning assets	79,033			64,442

Total assets	$2,072,825			$1,951,308

Liabilities and shareholders’ equity:
NOW and demand accounts	359,238	139	0.15%	267,454	175	0.26%
Savings and money market accounts	321,024	150	0.19%	229,900	167	0.29%
Time deposit	663,707	2,090	1.26%	788,976	3,871	1.97%

Interest-bearing deposits	1,343,969	2,379	0.71%	1,286,330	4,213	1.31%
FHLB advances	319,367	1,515	1.90%	370,697	1,718	1.86%

Total interest-bearing liabilities	1,663,336	3,894	0.94%	1,657,027	5,931	1.44%
Non-interest bearing deposits	161,805			45,155
Non-interest bearing other	43,569			36,884
Total liabilities	1,868,710			1,739,066

Total shareholders’ equity	204,116			212,242

Total liabilities and shareholders’ equity	$2,072,826			$1,951,308

Net interest income		9,908			9,944

Net interest rate spread (1)			1.84%			1.93%
Net interest margin (2)			1.99%			2.11%

	Six Months Ended June 30,
	2021			2020
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
	(Dollar in thousands)
Assets:
Loans	$1,285,931	24,318	3.81%	$1,427,819	28,165	3.97%
Mortgage-backed securities	146,861	1,439	1.98%	124,897	1,485	2.39%
Other investment securities	127,972	1,453	2.29%	128,562	1,660	2.60%
FHLB stock	16,282	402	4.98%	17,474	471	5.42%
Cash and cash equivalents	354,429	132	0.08%	151,896	530	0.70%

Total interest-bearing assets	1,931,475	27,744	2.90%	1,850,648	32,311	3.51%
Non-interest earning assets	77,789			69,172

Total assets	$2,009,264			$1,919,820

Liabilities and shareholders’ equity:
NOW and demand accounts	359,238	293	0.16%	267,454	356	0.27%
Savings and money market accounts	305,055	300	0.20%	225,289	329	0.29%
Time deposit	683,324	4,604	1.36%	794,761	8,130	2.06%

Interest-bearing deposits	1,347,617	5,197	0.78%	1,287,504	8,815	1.38%
FHLB advances	322,063	3,039	1.90%	347,381	3,378	1.96%

Total interest-bearing liabilities	1,669,680	8,236	0.99%	1,634,885	12,193	1.50%
Non-interest bearing deposits	89,117			29,847
Non-interest bearing other	45,588			30,736
Total liabilities	1,804,385			1,695,468

Total shareholders’ equity	204,879			224,352

Total liabilities and shareholders’ equity	$2,009,264			$1,919,820

Net interest income		19,508			20,118

Net interest rate spread (1)			1.91%			2.01%
Net interest margin (2)			2.04%			2.19%

(1)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average interest-earning assets.